                   FORBEARANCE AGREEMENT AND THIRD AMENDMENT
                  TO REVOLVING CREDIT AND TERM LOAN AGREEMENT


                 This Forbearance Agreement and Third Amendment to Revolving Credit and Term Loan Agreement (the "Forbearance Agreement and Third Amendment") dated June 22, 1995, is by and among K-Tron International, Inc., a New Jersey corporation ("K-Tron International") and K-Tron America, Inc. (formerly known as K-Tron North America, Inc.), a Delaware corporation ("K-Tron America") (each individually, a "Borrower" and collectively, the "Borrowers"); K-Tron Technologies, Inc., a Delaware corporation ("K-Tron Technologies"), K-Tron Investment Co., a Delaware corporation ("K-Tron Investment"), and K-Tron Patent, Inc., a Delaware corporation ("K-Tron Patent") (each individually a "Surety" and collectively the "Sureties") (the Borrowers and Sureties are collectively referred to herein as the "Obligors"); First Fidelity Bank, N.A. (successor-by-merger to First Fidelity Bank, N.A., New Jersey) ("FFB"), PNC Bank, N.A. ("PNC"), and United Jersey Bank (successor-by-merger to United Jersey Bank/South, N.A.)("UJB") (each individually, a "Bank" and collectively, the "Banks"); and FFB as agent for the Banks (FFB in such capacity, the "Agent").

                                   BACKGROUND

                 1. The Borrowers, the Banks and the Agent have entered into that certain Revolving Credit and Term Loan Agreement dated June 28, 1993, as amended by that certain First Amendment to Loan Agreement dated as of June 30, 1994, and as further amended by that certain Forbearance Agreement and Second Amendment to Revolving Credit and Term Loan Agreement dated April 28, 1995 (the "Forbearance Agreement and Second Amendment") (collectively, the "Existing Loan Agreement").

                 2. K-Tron Technologies has executed that certain Suretyship Agreement dated June 28, 1993 in favor of the Agent (the "1993 Suretyship Agreement") pursuant to which the Surety guaranteed and became the surety for the Guaranteed Obligations (as such term is defined in the 1993 Suretyship Agreement).

                 3. The Borrowers notified the Banks in December, 1994 that they were projecting certain financial covenant defaults under the Existing Loan Agreement to occur as of December 31, 1994.

                 4. Events of Default under the Existing Loan Agreement have occurred, are now continuing and the Borrowers believe will continue throughout the Forbearance Period (defined hereafter) under the Existing Loan Agreement as a result of, inter alia, the Borrowers' failure to comply with various financial covenants in the Existing Loan Agreement as more fully

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described on Exhibit 3.1 to the Forbearance Agreement and Second Amendment
(collectively, the "Existing Defaults").

                 5. Pursuant to the Forbearance Agreement and Second Amendment, the Agent and the Banks agreed to forbear from exercising their rights under the Existing Loan Agreement and the other Loan Documents, upon the terms and conditions contained therein, until not later than July 31, 1995.

                 6. The Term Loan (as such term is defined in the Existing Loan Agreement) matures on July 31, 1995, and the Obligors believe that they may not be able to pay the Term Loan in full upon its maturity, which would cause an additional Event of Default under the Existing Loan Agreement and the other Loan Documents.

                 7. The Obligors have informed the Banks that they intend to sell an indirect subsidiary of K-Tron International, Colortronic GmbH ("Colortronic") and certain patents and trademarks currently licensed to Colortronic and pay a portion of the proceeds of such sale to the Banks.

                 8. The Agent and the Banks have agreed to continue to forbear for a limited period of time, from exercising their rights under the Existing Loan Agreement and the other Loan Documents upon the terms and conditions contained herein.

                 NOW, THEREFORE, incorporating the Background herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Borrowers, the Sureties, the Banks and the Agent, agree as follows:

                         ARTICLE 1 - CAPITALIZED TERMS

                 All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Existing Loan Agreement as amended by the provisions of Article 2 of this Forbearance Agreement and Third Amendment.

                    ARTICLE 2 - AMENDMENTS TO LOAN AGREEMENT

                 2.1 Amendments. The Existing Loan Agreement is hereby amended as follows:

                          (a)     The following defined terms and their
respective definitions in Section 1.1 of the Existing Loan Agreement are hereby amended and restated in their entirety as follows:

                          "Forbearance Agreement" means collectively  the
                 Forbearance Agreement and





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                 Second Amendment and the Forbearance Agreement and Third
                 Amendment.

                          (b)     Section 1.1 of the Existing Loan Agreement is
hereby amended by adding the following new defined terms in the appropriate alphabetical order:

                          "Forbearance Agreement and Second Amendment" means
                 that certain Forbearance Agreement and Second Amendment to Revolving Credit and Term Loan Agreement dated April 28, 1995 by and among the Borrowers, the Sureties, the Banks and the Agent, together with all amendments and modifications thereto.

                          "Forbearance Agreement and Third Amendment" means
                 that certain Forbearance Agreement and Third Amendment to Revolving Credit and Term Loan Agreement dated June 22, 1995 by and among the Borrowers, the Sureties, the Banks and the Agent, together with all amendments and modifications thereto.

                          (c)     Section 2.2 of the Loan Agreement is hereby
amended and restated in its entirety as follows:

                          2.2. Interest on the Revolving Credit Loans.  The
                 unpaid principal amount of the Revolving Credit Loans shall bear interest (i) from and after June 28, 1993 through June 30, 1994 at an annual rate equal to the Base Rate plus 1/4%;
                 (ii) from and after July 1, 1994 through April 30, 1995 at an annual rate equal to the Base Rate plus 3/4%; (iii) from and after May 1, 1995 until June 22, 1995 at an annual rate equal to the Base Rate plus 1%; and (iv) from and after June 23, 1995 until due at an annual rate equal to the Base Rate plus 2% (subject to possible reduction in such interest rate as provided in Section 4.22 of the Forbearance Agreement and Third Amendment or increase in such rate upon an Event of Default). Such interest shall be payable (a) monthly in arrears, on the first day of each month until the Revolving Credit Loans are repaid in full, and (b) on the date the Revolving Credit Loans are repaid in full.

                 (d) The first sentence of Section 2.14(A) is hereby amended and restated in its entirety as follows:





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                 (A)      Rate.  During the Base Rate Period, K-Tron America
                          shall pay interest on the unpaid principal amount of the Term Loan (i) from and after June 28, 1993 through June 30, 1994 at the Base Rate plus 1/2%;
                          (ii) from and after July 1, 1994 until June 22, 1995 at the Base Rate plus 1%; and (iii) from and after June 23, 1995 until payment in full of the Term Loan at the Base Rate plus 2% (subject to possible reduction in such interest rate as provided in
                          Section 4.22 of the Forbearance Agreement and Second Amendment or increase in such rate upon an Event of Default).

                 (e) Section 11.2 of the Existing Loan Agreement is hereby amended by deleting the specified addressee for PNC, only and replacing such addressee with William R. Breisch, Vice President.

                 2.2  No Other Amendments.  Except as expressly set forth in
Article 2 hereof, the Existing Loan Agreement shall remain in full force and effect and the Borrowers shall comply with all of the terms, covenants and provisions set forth in the Existing Loan Agreement, as amended hereby.


                          ARTICLE 3 - ACKNOWLEDGEMENTS

                 3.1 Acknowledgement of Defaults; Existing Loan Documents; Waiver of Defenses. The Obligors acknowledge and agree that:

                              (a)     the Existing Defaults as enumerated in
Exhibit 3.1 attached to the Forbearance Agreement and Second Amendment currently exist;

                              (b)     the Existing Defaults are material in
nature;


                              (c)     as a result of the Existing Defaults, the
Agent, with the consent of the Required Banks, currently has the right to demand that all amounts outstanding under the Loan Documents are due and owing immediately to the Banks by the Obligors;

                              (d)     the Agent and the Banks are presently
entitled to exercise their remedies under the Loan Documents and applicable law;

                              (e)     the Loan Documents are valid and
enforceable against those Obligors which are parties thereto in





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every respect, and all of the terms and conditions thereof are binding upon such Obligors; and

                              (f)     to the extent that any defenses, set-offs
or counterclaims exist as of this date, the Obligors hereby waive any and all such defenses, set-offs, and counterclaims which they or any of them may have to the enforcement by the Agent and/or the Banks of the Loan Documents and to the exercise by the Agent and/or the Banks of their rights and remedies under the Loan Documents and/or applicable law.

                 3.2 Acknowledgment of Indebtedness. The Obligors acknowledge and agree that as of June 20, 1995:

                 (a) the Borrowers are indebted and liable to the Agent and the Banks under the Revolving Credit Loans in the principal amount of: Ten Million Three Hundred Fifty Thousand Dollars ($10,350,000) and interest in the amount of $53,259.38 for a total of $10,403,259.38, and K-Tron America is indebted and liable to the Agent and the Banks under the Term Loan in the principal amount of $3,127,780 and interest in the amount of $16,507.73 for a total of $3,144,287.73 together with the Agent's and the Banks' reasonable fees, costs and expenses (collectively, the "Current Outstanding Obligations").

                 3.3 Acknowledgement of Liens, Collateral and Priority. The Obligors acknowledge and agree that:

                 (a) FFB, for itself and as Agent for the Banks, has a duly recorded, valid, first-priority mortgage lien on certain real property of K-Tron America, as more fully described in the Mortgage, as amended by that certain First Amendment of Mortgage and Security Agreement dated April 28, 1995 between K-Tron America and the Agent (the "Mortgage Amendment"); the Mortgage being recorded on July 30, 1993, with the Clerk's Office of Gloucester County, New Jersey, at Book 2433, page 292.

                 (b) Pursuant to the Mortgage, the Agent also has duly perfected, first-priority security interests in and liens on certain personal property of K-Tron America, including fixtures.

                 (c) FFB for itself and as Agent for the Banks, also has duly perfected, first-priority security interests in and liens on all of the property and assets of the Obligors, as more fully described in the Security Agreements.

                 (d) The Mortgage as amended by the Mortgage Amendment and the collateral described in the 1994 Security Agreement as amended shall secure all of the Obligations (as hereinafter defined) of K-Tron America; and all of the collateral described in the Security Agreements and the other Loan Documents and Supplemental Loan Documents granted, pledged or transferred by





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any Obligor in favor of the Agent and/or the Banks ("Existing Collateral")
shall secure, inter alia, all of the Obligations (hereinafter defined) of the Obligors. For purposes of this Agreement, the word "Obligations" shall mean any and all obligations, liabilities and indebtedness of each Obligor to the Agent and/or the Banks of every kind and description, direct and indirect, absolute and contingent, sole, joint, several, or joint and several, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument and includes obligations to perform acts and refrain from taking actions as well as obligations to pay money and also includes all indebtedness, liabilities and obligations of the Obligors or any Obligor to the Banks evidenced by or arising under the Supplemental Loan Documents and/or the existing Loan Documents as they may be amended by the Supplemental Loan Documents.

                 3.4 Reaffirmation of Security Interests. The Obligors hereby reaffirm their prior grant and conveyance to the Agent for the benefit of the Banks of a continuing security interest in and lien on all Existing Collateral (except for such collateral that will be released pursuant to Section 5.4 hereof) and reaffirm that the Loan Documents are legal, valid and binding in every respect against such Obligors that are parties thereto. Each Obligor hereby confirms, ratifies, reaffirms and acknowledges that the Loan Documents remain in full force and effect except as the Existing Loan Agreement is expressly amended hereby. Without limiting the generality of the foregoing, each Surety hereby confirms, ratifies, reaffirms and acknowledges that each Suretyship Agreement remains in full force and effect; and all representations and warranties set forth in each Suretyship Agreement are true and correct as of the date hereof, and there are no defaults thereunder.


                        ARTICLE 4 - OBLIGORS' COVENANTS

                 In the event of any inconsistency between this Article 4 and
Article 4 of the Forbearance Agreement and Second Amendment, this Article 4 shall govern. The Obligors covenant and agree as follows from the date hereof and until the satisfaction of their Obligations, unless the Agent shall otherwise consent in writing:

                 4.1          Payments During the Forbearance Period.

                              (a)     At all times, from and after the date of
this Agreement, the Borrowers shall continue to pay principal and accrued interest (i) on the Revolving Credit Loans at the applicable interest rates and on the dates as provided in the Existing Loan Agreement, as amended hereby; and
(ii) on the Term





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Loan as follows:  principal in the amount of $50,000 per month on the first day of each successive month beginning on July 1, 1995 together with accrued interest as provided in the Loan Agreement.

                              (b)     The Obligors shall pay to the Banks the
sum of $3,450,000, as provided in Section 6.1(c) of this Forbearance Agreement and Third Amendment, to be applied as a permanent reduction to the Revolving Credit Loans.

                              (c)     K-Tron America shall sell its Colortronic
inventory, collect its accounts receivable relating to the Colortronic inventory and remit the gross proceeds thereof, as and when received by K-Tron America, to the Agent for the benefit of the Banks. Without limiting the generality of the foregoing, the Obligors shall pay to the Agent for the benefit of the Banks a minimum amount of not less than $1,500,000 payable in installments of $400,000 on or before August 15, 1995, $500,000 on or before October 15, 1995, and $600,000 on or before December 15, 1995; which payments shall be applied as a permanent reduction to such Obligations as the Banks may determine in their sole discretion.

                              (d)     The Obligors shall pay to the Agent for
the benefit of the Banks all state and federal income tax refunds as and when received by the Obligors to be applied as a permanent reduction to such Obligations as the Banks may determine in their sole discretion.

                 4.2 Payment of the Agent's and Banks' Attorneys' Fees, Costs and Expenses. The Borrowers shall pay on or before the date hereof, and thereafter promptly after demand therefor, all reasonable attorneys' and other professionals' fees, and out-of-pocket costs and expenses incurred by the Agent and the Banks in connection with the negotiation, preparation and enforcement of the Loan Documents including, without limitation, this Forbearance Agreement and Third Amendment Loan Documents.

                 4.3 Existing Covenants. Unless otherwise provided herein, the Borrowers shall comply with all of the covenants set forth in the Loan Documents.

                 4.4 Repayment of Term Loan and Revolving Credit Loans. On or before the expiration of the Forbearance Period (as defined in Section 5.1 hereof), the Obligors shall pay to the Agent for the benefit of the Banks all outstanding principal and accrued interest on the Term Loan and the Revolving Credit Loans.

                 4.5 No Transfers of Assets without Agent's Written Consent. The Obligors shall not convey, transfer, consign, pledge or grant liens on or security interests in any of their respective assets to any entity other than the Banks or the Agent except: (a) transfers permitted by the Security Agreements; (b)





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purchase money liens on equipment granted for purchases of such equipment in the ordinary course of Obligors' respective businesses (and refinancings of same); and (c) K-Tron America's sale of Colortronic inventory, the proceeds of which shall be paid to the Banks in the amounts provided in Section 4.1(c) hereof.

                 4.6 No Additional Debt. No Obligor shall incur additional debt other than debt to the Banks, the Agent and/or trade debt or equipment leases in the ordinary course of such Obligor's business.

                 4.7 Other Payments. The Obligors shall not make any payments during the Forbearance Period, as hereinafter defined, to any bank or financial institution other than the Agent or the Banks on account of indebtedness for money borrowed.

                 4.8 Cash Flow Forecast. On or before July 31, 1995, the Borrowers shall deliver to the Agent and the Banks their detailed, weekly cash flow forecast and their detailed monthly and quarterly cash flow forecast for the Forbearance Period together with a detailed description of all assumptions utilized in formulating such forecasts (collectively, the "Forecast"). The Forecast shall be prepared for K-Tron America separately and also for the Obligors combined, and shall be acceptable to the Banks.

                 4.9 Actual to Projected Cash Flow. On the second business day of each week during the Forbearance Period, the Borrowers shall deliver to the Banks a comparison of their actual cash flow to the Forecast (or any prior forecasts delivered to the Banks, as applicable) for the prior week, together with any necessary revisions or corrections to the Forecast (or such prior forecast, as applicable).

                 4.10 Weekly Certification. On the second business day of each week during the Forbearance Period, the Borrowers shall deliver to the Banks the information described on Exhibit 4.10 together with a certification by each Borrower's chief financial officer or by the chief financial officer of K-Tron International (or in such officer's absence, any other appropriate officer) for all Borrowers as to the truth and accuracy thereof.

                 4.11 Assignment of Income Tax Refunds. The Obligors represent and warrant to the Banks that they file their federal income tax returns on a consolidated basis and they are entitled to a federal income tax refund for the year ending December 31, 1994 of approximately $442,000 (of which they received approximately $42,000 in February, 1995). Prior to filing any tax return requesting a refund, including, without limitation, for the year ending December 31, 1994 or thereafter until the





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Obligations are satisfied, K-Tron International and the other Obligors shall notify the Agent of its or their intent to file a tax return requesting such refund at least one week before filing such a return so that the assignment of its income tax refund (and any other necessary or appropriate papers) may be attached to such tax return prior to the filing thereof. The Obligors shall deliver to the Agent, immediately upon receipt thereof, any payment received (with any necessary endorsement) pursuant to any income tax refund to be applied to permanently reduce such Obligations as the Banks may determine in their sole discretion; and prior to delivery thereof to the Agent, any such income tax refund shall be held in trust for the benefit of the Agent and the Banks.

                 4.12 Financial Information; Tax Returns. Upon the filing of any document with the Securities Exchange Commission or any income tax return or quarterly income tax filing with any governmental agency, authority or body, the Obligors shall simultaneously deliver to the Agent and the Banks copies of such documents, returns or filings.

                 4.13         Accounts Receivable from Foreign Affiliates.  The
Borrowers: (i) represent and warrant to the Banks that their net aggregate accounts receivable due from any and all of their foreign Affiliates was $870,000 as of June 3, 1995; (ii) agree that after June 30, 1995, they shall cause their foreign Affiliates to pay to the Borrowers (or otherwise reduce) within 30 days of the end of each fiscal month, the amount of any net incremental aggregate accounts receivable in excess of $590,000 due from the Borrowers' foreign Affiliates as of the end of such fiscal month ("Excess A/R"); provided however that: (a) if such Excess A/R is greater than $150,000 and is not paid by the foreign Affiliates (or otherwise reduced to below $150,000) within such 30-day-period, then within such 30-day-period, the Borrowers shall pay the remaining amount of such Excess A/R over $150,000 to the Agent for the benefit of the Banks to be applied to the Obligations); and
(b) if such Excess A/R is equal to $150,000 or less (or has been reduced to such level during the initial 30 day period) and is not paid by the foreign Affiliates (or otherwise reduced) within 60 days of the end of such fiscal month, then within such 60 day period, the Borrowers shall pay the amount of such Excess A/R to the Agent for the benefit of the Banks to be applied to the Obligations. The Borrowers further agree that: (i) any amounts that may hereafter become due from K-Tron America and/or K-Tron International to their foreign Affiliates shall be netted (i.e. setoff) against accounts receivable due from their foreign Affiliates; and (ii) they shall deliver to the Agent for the benefit of the Banks, to be applied to the Obligations, an amount equal to any reduction in such net accounts receivable from foreign Affiliates as of the end of each month below $590,000 less any prior amounts paid pursuant to this





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clause (but not more than $590,000 in the aggregate) within 30 days of the end of such month.

                 4.14 Third Party Accounts Payable. Third party accounts payable of K-Tron America shall not exceed more than: (i) $4.0 million at any time on or before November 30, 1995; or (ii) $3.5 million at any time on or after December 1, 1995. For purposes of this section, any commissions that are not paid when due shall be included in K-Tron America's accounts payable.

                 4.15 No Payments to Affiliates Without Fair Consideration. No Obligor shall make any payments or transfers to any of its Affiliates unless fair and reasonable consideration is received therefor and such Affiliate is not liable to such Obligor for any accounts receivable or other amounts due to such Obligor.

                 4.16 Liability for Corporate Overhead. K-Tron America shall not be liable to K-Tron International for more than its proportionate share of corporate expenses based upon K-Tron International's Corporate Expense Budgets for 1995 and 1996, which shall be subject to review of the Banks as provided in Section 6.2 hereof. K-Tron International shall use its best efforts to cause its European Affiliates to pay their share of monthly corporate expenses (including all management fees) each month within 30 days of the end of each month. K-Tron America shall not pay more than its fair share of K-Tron International's research and development and international marketing expenditures on an interim and annual basis; and in any event K-Tron America shall not pay more than $1,350,000 during the fiscal year ending December 31, 1995 or $325,000 for the fiscal quarter ending March 31, 1996 for research and development and international marketing expenditures. Within 45 days of the end of each calendar quarter, K-Tron America shall provide to the Banks a report of its year to date and quarterly research and development and international marketing expenditures.

                 4.17 Inventory Purchases. K-Tron America shall not purchase more inventory than is reasonably required to fill orders that have been accepted or budgeted in the Forecast (or any prior forecast delivered to the Banks, as applicable) or purchase inventory from any Affiliate for a price that is higher than prices for comparable products supplied by entities that are not Affiliates.

                 4.18 Deposit Accounts. The Obligors shall maintain all of their deposit and other accounts at FFB.

                 4.19 Execution of Other Documents. At the Agent's request, the Obligors shall execute and deliver to the Agent such other documents and agreements which the Agent, in its sole and reasonable discretion, deems necessary or convenient to carry out the terms of this Forbearance Agreement and Third Amendment or the other Loan Documents.

                 4.20 Patent Licenses. K-Tron Technologies shall obtain (as licensee) royalty-free, perpetual, transferable licenses of the Lehmann and Rohr patents described on Exhibit 5.4 hereto. K-Tron Technologies hereby grants to the Agent for the benefit of the Banks a security interest in and lien on such now owned and hereafter acquired licenses to secure the Obligations.

                 4.21 Lock Box. The Obligors shall enter into lock box agreement(s), in form and substance satisfactory to the Agent, with the Agent pursuant to which the Obligors shall continue to use their best efforts to cause their customers to remit payment directly to a lock box maintained by the Agent.

                 4.22 Interest Rate Reduction. Upon the payment in full of all amounts as provided in Section 4.1(b) and the second sentence in
Section 4.1(c) and if no Event of Default has occurred (unless the same has been waived by the Banks), the interest rates applicable to the Loans shall be reduced to the Base Rate plus 1 1/2%.

                 4.23 Net Worth. Obligors shall maintain a consolidated net worth as of the end of each fiscal quarter commencing with the second quarter of 1995 in an amount that is not less than $5,000,000 after: (i) eliminating the impact of foreign exchange rate changes after June 30, 1995 in the equity section of the balance sheet (as identified by the line item entitled "Cumulative Translation Adjustment"); and (ii) eliminating the incremental impact of any losses recognized after June 3, 1995 derived from or attributable to the sale of K-Tron France Sarl and Hasler Freres Brazil Ind.e com Ltda. Obligors must deliver the calculation of net worth to the Agent within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrowers and within sixty (60) days of the end of the last quarter of each fiscal year of the Obligors.

                 4.24 Inventory. Obligors shall maintain their inventory such that their consolidated level of inventory shall not exceed $9,500,000 at the end of the third fiscal quarter of 1995, and $9,000,000 at the end of each subsequent fiscal quarter. Obligors must deliver a statement of the consolidated inventory level to the Agent within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrowers and within sixty (60) days of the end of the last quarter of each fiscal year of the Obligors.





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                          ARTICLE 5 - BANK'S COVENANTS

                 5.1 Forbearance. The Agent and the Banks shall forbear in the exercise of their rights and remedies (including, without limitation, the imposition of default rate interest) under the Loan Documents and applicable law from the date hereof through the earlier to occur of February 28, 1996 or an Event of Default, as defined below, other than the Existing Defaults, which Existing Defaults the Obligors expect to continue indefinitely (the "Forbearance Period").

                 5.2 Permitted Borrowing. During the Forbearance Period, the Borrowers shall continue to be permitted to borrow amounts under
Section 2.1 of the Loan Agreement, as amended by this Forbearance Agreement and Third Amendment.

                 5.3 Revolving Credit Commitments. Upon the Banks' receipt of the payments specified in Section 4.1(b) hereof, the Revolving Credit Commitments shall be permanently reduced from $10,350,000 to $6,900,000. The Revolving Credit Commitments shall be further permanently reduced by the application of payments received by the Banks pursuant to Section 4.1(c) and/or
(d) hereof, as determined by the Banks in their sole discretion.

                 5.4 Release of Liens. Effective automatically upon satisfaction by the Obligors of the conditions precedent to the effectiveness of this Forbearance Agreement and Third Amendment set forth in Section 6.1 hereof, the Agent on behalf of the Banks hereby releases the Banks' security interests in and liens on only the patents and trademarks described on Exhibit
5.4 attached hereto and made a part hereof. Upon satisfaction by the Obligors of the conditions precedent to the effectiveness of this Forbearance Agreement and Third Amendment set forth in Section 6.1 hereof, and upon receipt of confirmation from the United States Patent and Trademark Office ("P.T.O.") that notice of the Banks' liens and security interests in the aforementioned patents and trademarks has been recorded, the Agent shall promptly send the P.T.O. notice of the release of the Banks' liens and security interests against such United States patents and trademarks, or applications therefor, described in
Exhibit 5.4 attached hereto. The Agent shall promptly provide the Obligors with a copy of such notices and all confirmations thereof received from the P.T.O.


                ARTICLE 6 - CONDITIONS PRECEDENT AND SUBSEQUENT

                 The Agent's and Banks' obligations hereunder, are conditioned upon the fulfillment by the Obligors of the following conditions precedent and subsequent:

                 6.1 Conditions Precedent to Closing. The effectiveness of this Forbearance Agreement and Third Amendment





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
is expressly conditioned upon satisfaction of all of the conditions set forth in Section 6.1 hereof, and the failure of the Obligors to satisfy all such conditions shall cause this Forbearance Agreement and Third Amendment to be null and void. The Obligors shall deliver or cause to be delivered on or before June 30, 1995 to the Agent and the Banks, in form and substance satisfactory to the Agent and the Banks, the following:

                              (a)     This Forbearance Agreement and Third
Amendment duly executed by the Obligors, which condition the Banks acknowledge has been satisfied;

                              (b)     Opinion of Obligors' counsel, which
condition the Banks acknowledge has been satisfied;

                              (c)     The sum of $3,450,000 in immediately
available funds which constitutes proceeds of the Obligors' sale of the patents and trademark described on Exhibit 5.4 and proceeds of the Obligors' intercompany accounts receivable;

                              (d)     The Obligors' best estimate of their
operating income for the period of January 1, 1995 through June 30, 1995 and the period of March 1, 1995 through June 30, 1995, which condition the Banks acknowledge has been satisfied;

                              (e)     The Obligors' pro-forma balance sheet
describing their assets, liabilities and equity following the sale of Colortronic, which condition the Banks acknowledge has been satisfied;

                              (f)     An organization chart of K-Tron
International and its direct and indirect subsidiaries, which condition the Banks acknowledge has been satisfied; and

                              (g)     The Obligors' allocation of management
fees, corporate overhead and other shared costs among the direct and indirect subsidiaries of K-Tron International, which condition the Banks acknowledge has been satisfied.

                 6.2 Conditions Subsequent to Closing. The Obligors shall deliver or shall cause to be delivered to the Agent and the Banks, the following:

                              (a)     On or before July 3, 1995, Certificates
of Incumbency executed by the Secretary or Assistant Secretary of each Obligor, dated as of the date of this Agreement, certifying the incumbency and signature of the officers of each Obligor executing this Agreement and any other documents to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary;

                              (b)     On or before July 3, 1995, Corporate
Resolutions for each Obligor;

                              (c)     On or before July 31, 1995, the Borrowers'
Forecast;

                              (d)     On or before July 31, 1995, K-Tron
International's allocated expense budget for the second half of fiscal year 1995 and the first half of fiscal year 1996 (including detailed corporate overhead, management fees, research and development costs, marketing expenses and the procedure for allocating corporate expenses among the various U.S. and foreign Affiliates and/or subsidiaries of K-Tron International;

                              (e)     On or before June 30, 1995, K-Tron
America will implement a continuing, acceptable netting procedure that will reduce the foreign exchange risk on K-Tron America's purchases from and sales to its foreign Affiliates (which shall be subject to the Bank's review and approval);

                              (f)     On or before July 31, 1995, copies of the
Obligors' formulas, calculations and/or agreements for determining management and licensing fees, reflecting the sale of Colortronic, which shall be subject to the Bank's review and approval;

                              (g)     As soon as Obligors become aware of any
material changes to any of the foregoing after delivery thereof to the Banks, the Obligors shall so advise the Banks; and

                              (h)     On or before June 26, 1995, the most
current aged listing of KTA's accounts receivable related to the sale of Colortronic products.


                  ARTICLE 7 - GENERAL RELEASE BY THE OBLIGORS;
                           RELIEF FROM STAY; WAIVERS

                 7.1 General Release. Each Obligor for itself and all persons and entities claiming by, through or under such Obligor (collectively, the "Releasors") hereby jointly and severally unconditionally remise, release and forever discharge, and reaffirm their prior release of, the Agent and each Bank and their past, present and future officers, directors, employees, agents, attorneys, parent, Affiliates, subsidiaries and the heirs, executors, personal administrators, successors and assigns, as applicable, of any such persons and entities (collectively, the "Releasees"), of and from any and all actions, causes of action, suits, claims, counterclaims, defenses, setoffs, liabilities, damages and demands whatsoever, whether known or unknown, at law or in equity, direct or indirect, if any, which any of the Releasors ever had, now has, claim to have had, now claim to have or hereafter can, shall or may claim to have against any of the Releasees upon or by reason of any matter, cause or thing, from the beginning of the world to the date hereof arising from or relating to the Loan Documents, the Supplemental Loan Documents, this Forbearance Agreement and Third Amendment and the related transactions, obligations, and business dealings between the Agent, on behalf of the Banks, and the Obligors. The Obligors warrant and represent that they have not assigned, pledged, hypothecated and/or otherwise divested themselves and/or encumbered all or any part of the claims being released hereby and that they hereby agree to indemnify and hold harmless any and all of the Releasees against whom any such claim so assigned, pledged, hypothecated, divested and/or encumbered is asserted.

                 7.2 Relief from the Automatic Stay. In the event that any Obligor shall: (i) file with any bankruptcy court or be the subject of any petition under Title 11 of the U.S. Code, as amended (the "Bankruptcy Code"), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future foreign, federal or state act or law relating to bankruptcy, insolvency or other relief from creditors, (iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief from creditors; then, the Agent and the Banks shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of the Bankruptcy Code or otherwise to exercise any or all of their respective rights and remedies available under any of the Loan Documents and/or non-bankruptcy law; and Obligors shall consent to such relief and take all actions deemed necessary or desirable by the Agent and/or the Required Banks to implement this Section.

                 7.3 Waivers. In the event the Agent and/or the Banks seek to take possession of any or all of the Collateral by court process, the Obligors hereby irrevocably waive any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and waive any demand for possession prior to the commencement of any suit or action to recover such Collateral.

                   ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

                 To induce the Agent and the Banks to enter into this Forbearance Agreement and Third Amendment, and as partial consideration for the terms and conditions contained herein, the Obligors represent and warrant to the Agent and the Banks, each and all of which shall survive the execution and delivery of this Forbearance Agreement and Third Amendment and all of the other documents executed in connection herewith:

                 8.1          Reaffirmation of Representations and Warranties.
The Obligors hereby reaffirm all of their representations and warranties in
Article 8 of the Forbearance Agreement and Second Amendment as if such representations and warranties were made as of the date hereof.

                 8.2 Authorization; Valid and Binding Agreement. All corporate action required to be taken by each Obligor and its officers, directors and/or shareholders and all actions required to be taken by their respective principals for the authorization, execution, delivery and performance of this Forbearance Agreement and Third Amendment and the other documents contemplated hereby have been taken. Each person executing this Forbearance Agreement and Third Amendment on behalf of an Obligor is an authorized officer and is authorized to execute same. This Forbearance Agreement and Third Amendment is, and each of the documents executed pursuant hereto will be, legal, valid, and binding obligations of the party or parties thereto, enforceable against each such party in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws or equitable principles affecting creditors' rights generally.

                 8.3 No Liabilities to Colortronic Management. The Obligors shall have no future and/or continuing liabilities and/or obligations (other than health insurance, vacation benefits, 401-K and other non-severance type employee benefits up to $250,000) to Marcel Rohr or any other employee of or equity holder in Colortronic following the sale thereof.

                 8.4 Corporate Existence. There have been no changes to the Obligors' Certificates or Articles of Incorporation and By-Laws since April 28, 1995.

                 8.5 Colortronic Patents and Trademarks. All of the patents and trademarks listed on Exhibit 5.4 are used in connection with Colortronic products.

                         ARTICLE 9 - EVENTS OF DEFAULT

                 Each of the following shall constitute an "Event of Default" under this Forbearance Agreement and Third Amendment and all other Loan
Documents:

                 9.1 Payment. Failure of any Obligor to make any payment of principal, interest or other amounts due on the date such payment is due under the Loan Agreement, this Forbearance Agreement and Third Amendment and/or under any other Loan Document.

                 9.2 Covenants. Failure of any Obligor to observe any non-monetary covenant set forth herein or in any of the Loan Documents which default is not cured within the time period, if any, specified herein or in the Loan Documents.

                 9.3 Agreements Invalid. (A) The validity, binding nature or enforceability of any material term or provision of this Forbearance Agreement and Third Amendment, any other Supplemental Loan Document or any of the other Loan Documents is disputed by, on behalf of, or in the right or name of any Obligor or (B) this Forbearance Agreement and Third Amendment, the Supplemental Loan Documents and the other Loan Documents are found or declared to be invalid, avoidable, or unenforceable by any court of competent jurisdiction.

                 9.4 False Warranties; Breach of Representations. Any warranty or representation made or reaffirmed by any Obligor in this Forbearance Agreement and Third Amendment or in any other Supplemental Loan Document or in any certificate or other writing delivered under or pursuant to this Forbearance Agreement and Third Amendment or any other Supplemental Loan Document, or in connection with any provision of this Forbearance Agreement and Third Amendment or related to the transactions contemplated hereby shall prove to have been false or incorrect or breached in any material respect as of the date made.

                 9.5 Judgments. A final judgment or judgments is entered, or an order or orders of any judicial authority or governmental entity is issued against any Obligor (i) for payment of money in the aggregate in excess of $25,000 or (ii) for injunctive or declaratory relief which would have a material adverse effect on the ability of any Obligor to conduct its business as presently conducted; and such judgment or order is not discharged or execution thereon or enforcement thereof is not stayed pending appeal, within thirty (30) days after entry or issuance thereof, or, in the event of such a stay, such judgment or order is not discharged within thirty days after such stay expires.

                 9.6 Liens. Any execution, garnishment, attachment, distraint, or lien is filed, entered, or issued against any Obligor or any of its property or any order is entered enjoining or restraining any Obligor and/or restraining or seizing any property of any Obligor which is not stayed, discharged or bonded within 45 days (provided, however, that all borrowing availability shall terminate immediately and automatically upon the commencement and during such 45 day period).

                 9.7          Bankruptcy or Insolvency of an Obligor.

                              (a)     Any Obligor becomes insolvent, or
generally fails to pay, or is generally unable to pay or admits in writing its inability to pay its debts as they become due, or applies for, consents to or acquiesces in, the appointment of a trustee, receiver or other custodian for that Obligor, as the case may be, or a substantial part of its property, or makes a general assignment for the benefit of creditors;

                              (b)     Any Obligor commences any bankruptcy,
reorganization, debt adjustment, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding;

                              (c)     Any bankruptcy, reorganization, debt
arrangement or other case or proceeding under any state or federal bankruptcy or insolvency law or any dissolution or liquidation proceeding is involuntarily commenced against or in respect of an Obligor and the same shall not be stayed or dismissed within 45 days (provided, however, that all borrowing availability shall terminate immediately and automatically upon the commencement and during such 45 day period);

                              (d)     A trustee, receiver or other custodian is
appointed for any Obligor or a substantial part of such entity's property and the same shall not be stayed or dismissed within 45 days (provided, however, that all borrowing availability upon the commencement shall terminate immediately and automatically during such 45 day period).

                 9.8 Cross-Default. A default or an event of default (other than the Existing Defaults) occurs under any Loan Document that is not cured within the applicable grace period, if any.

                 9.9 Change in Ownership. A change in control or ownership or the sale of any division of any of K-Tron International's direct or indirect domestic subsidiaries, K-Tron (Schweiz) AG and/or K-Tron Holding AG (other than intercompany mergers and consolidations of foreign subsidiaries).

                             ARTICLE 10 - REMEDIES

                 Upon the earlier of (i) the occurrence of any one or more Events of Default (other than the Existing Defaults), or (ii) February 28, 1996; (a) all Obligations shall become due and payable immediately and without notice to the Obligors, (b) the obligations of the Agent and the Banks hereunder shall terminate automatically and immediately, without notice to the Obligors, and (c) the Agent and the Banks shall have all the remedies set forth in any of the Loan Documents and/or under applicable law.

                           ARTICLE 11 - MISCELLANEOUS

                 11.1 Costs, Expenses and Attorneys' Fees. The Obligors agree to pay on demand by the Agent:

                              (a)     All reasonable out-of-pocket costs and
expenses incurred by the Agent and/or the Banks, including without limitation, all reasonable fees and out-of-pocket expenses of counsel, accountants and other professionals for the Agent and/or the Banks in connection with:

                                      (i)      the negotiation, preparation and
enforcement of this Forbearance Agreement and Third Amendment, all other Loan Documents and the documents relating thereto;

                                      (ii)     the assertion by any person,
entity or organization, other than the Banks, of any claim or lien, encumbrance, security interest, or other interest in any of the assets of the Obligors (except to the extent such interest is permitted under any Loan Document), including any attachment, garnishment, levy, notice of debtor's examination, notice of examination, judgment lien or execution lien, regardless of when such fees or expenses are incurred;

                                      (iii) the enforcement or exercise by the
Agent and/or the Banks of the Agent's and/or any Bank's rights or remedies with respect to the collection of the Obligations or to preserve, protect or enforce the Agent's and/or any Bank's interests in any bankruptcy, insolvency or reorganization case which may affect any Obligor and any litigation, dispute, case, arbitration or action with respect to any attachment, garnishment, levy, notice of debtor's examination, judgment lien or execution which may affect any Obligor; and

                              (b)     Any stamp or documentary tax or other
similar taxes and any filing, recording, lien, mortgage, release, satisfaction or search fees which may be payable in connection with the execution, delivery or performance of this Forbearance Agreement and Third Amendment, all other Loan Documents or the documents comprising or relating hereto and thereto.

                 All Obligations provided for in this section shall survive any termination of the Banks' and the Agent's obligations under this Forbearance Agreement and Third Amendment.

                 11.2 Cooperation; Other Documents. At all times following the execution of this Forbearance Agreement and Third Amendment, the Obligors shall execute and deliver to the Agent, or shall cause to be executed and delivered to the Agent any other document required by the Agent to protect its rights under this Forbearance Agreement and Third Amendment and shall do or cause to be done, all such other acts and things as the Agent may reasonably deem to be necessary or desirable to assure the Agent and the Banks of the benefit of this Forbearance Agreement and Third Amendment and the documents comprising or relating to this Forbearance Agreement and Third Amendment. Furthermore, at all times following the execution of this Forbearance Agreement and Third Amendment, the Agent, the Banks, or their representatives shall have the right to examine each Borrowers' or Sureties' books and records at any time during normal business hours.

                 11.3         Remedies Cumulative; No Waiver.       The
respective rights, powers and remedies of the Agent and Banks in this Forbearance Agreement and Third Amendment and in the documents comprising or relating to this Forbearance Agreement and Third Amendment are cumulative and not exclusive of any right, power or remedy provided in the Loan Documents, by law or equity and no failure or delay on the part of the Agent or the Banks in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

                 11.4 Notices. Any notice given pursuant to this Forbearance Agreement and Third Amendment or pursuant to any document comprising or relating to this Forbearance Agreement and Third Amendment shall be given in conformity with Section 11.2 of the Loan Agreement.

                 11.5 Survival of Representations and Warranties. All representations and warranties of the Obligors contained in this Forbearance Agreement and Third Amendment and in the documents comprising or relating to this Forbearance Agreement and Third Amendment shall survive the execution of this Forbearance Agreement and Third Amendment and are material and have been or will be relied upon by the Agent and the Banks, notwithstanding any investigation made by any person, entity or organization on either the Agent's or any Bank's behalf. No implied representations or warranties are created or arise as a result of this Forbearance Agreement and Third Amendment or the documents comprising or relating to this Forbearance Agreement and Third Amendment. For purposes of the foregoing, all statements in any certificate or other writing required by this

Forbearance Agreement and Third Amendment to be delivered to the Agent on or after the execution of this Forbearance Agreement and Third Amendment by or on behalf of any Obligor pursuant to and in accordance with this Forbearance Agreement and Third Amendment or any document comprising or relating to this Forbearance Agreement and Third Amendment or in connection with the transactions contemplated thereby shall be deemed to be representations and warranties contained in this Forbearance Agreement and Third Amendment.

                 11.6 Integration. This Forbearance Agreement and Third Amendment and all documents referred to, comprising or relating to this Forbearance Agreement and Third Amendment, including, without limitation, the Loan Documents, constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations, term sheets and other prior writings with respect to the subject matter hereof and thereof.

                 11.7 Amendment and Waiver. No amendment of this Forbearance Agreement and Third Amendment, and no waiver, discharge or termination of any one or more of the provisions hereof, shall be effective unless set forth in writing and signed by all of the parties hereto.

                 11.8 Consistency of Provisions. This Forbearance Agreement and Third Amendment, the other Supplemental Loan Documents, and the other Loan Documents, and any other document related hereto and thereto are intended to be consistent. However, in the event of any inconsistencies among any of such documents, such inconsistency shall not affect the validity or enforceability of any such document. The Obligors agree that in the event of any express inconsistency or ambiguity in any of such documents, the terms of this Forbearance Agreement and Third Amendment shall govern.

                 11.9 Continuing Effectiveness of Loan Agreement. The Loan Agreement, as amended hereby, and the other Loan Documents shall remain in full force and effect.

                 11.10 Counterparts. This Forbearance Agreement and Third Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement.

                 11.11 Governing Law. This Forbearance Agreement and Third Amendment shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

                 11.12 Severability. Any provision of this Forbearance Agreement and Third Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Forbearance Agreement and Third Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

                 11.13 Headings. Article and Section headings in this Forbearance Agreement and Third Amendment are included for convenience of reference only and shall not constitute a part of this Forbearance Agreement and Third Amendment for any other purpose.

                 11.14 Successors and Assigns. The provisions of this Forbearance Agreement and Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                 11.15 Jurisdiction and Venue. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATING TO THIS FORBEARANCE AGREEMENT AND THIRD AMENDMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, THE OBLIGORS HEREBY IRREVOCABLY SUBMIT THEMSELVES TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ANY COUNTY OR FEDERAL JUDICIAL DISTRICT IN THE STATE OF NEW JERSEY WHERE THE AGENT MAINTAINS AN OFFICE AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE VENUE OF ANY SUCH COURT. THE OBLIGORS AGREE THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON THEM BY MAILING A COPY THEREOF, POSTAGE PREPAID TO THE OBLIGORS AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENT AND/OR THE SECURITY AGREEMENT.

                 11.16 Waiver of Jury Trial; Damages. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATING TO THIS FORBEARANCE AGREEMENT AND THIRD AMENDMENT OR THE RELATIONSHIP BETWEEN THE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS AND THE AGENT TO ENTER INTO THIS FORBEARANCE AGREEMENT AND THIRD AMENDMENT. IN ADDITION, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH JUDICIAL PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES, EXCEPT FOR ACTUAL DAMAGES.

                 IN WITNESS WHEREOF, the Agent, the Banks and the Obligors have executed this Forbearance Agreement and Third Amendment as of the date and year first above written.


                                                 K-TRON INTERNATIONAL, INC.


                                          By:    /s/ Robert L. Weinberg
                                                 ----------------------------
                                                 Name:  Robert L. Weinberg
                                                 Title: Senior Executive
                                                          Vice President, CFO
                                                          and Treasurer


                                                 K-TRON AMERICA, INC.


                                          By:    /s/ Robert L. Weinberg
                                                 ----------------------------
                                                 Name:  Robert L. Weinberg
                                                 Title: Vice President and
                                                          Treasurer


                                                 K-TRON TECHNOLOGIES, INC.


                                          By:    /s/ Robert L. Weinberg
                                                 ----------------------------
                                                 Name:  Robert L. Weinberg
                                                 Title: President


                                                 K-TRON PATENT, INC.


                                          By:    /s/ Robert L. Weinberg
                                                 ----------------------------
                                                 Name:  Robert L. Weinberg
                                                 Title: Vice President and
                                                          Treasurer



                                                 K-TRON INVESTMENT CO.


                                          By:    /s/ Robert L. Weinberg
                                                 ----------------------------
                                                 Name:  Robert L. Weinberg
                                                 Title: Vice President and
                                                          Treasurer


                       SIGNATURES CONTINUED ON NEXT PAGE

                                                 FIRST FIDELITY BANK, N.A.
                                                 FOR ITSELF AND AS AGENT FOR
                                                 THE BANKS


                                          By:    /s/ Elizabeth B. Styer
                                                 ----------------------------
                                                 Name:  Elizabeth B. Styer
                                                 Title: Senior Vice President


                                                 PNC BANK, N.A.


                                          By:    /s/ William R. Breisch
                                                 ----------------------------
                                                 Name:  William R. Breisch
                                                 Title: Vice President


                                                 UNITED JERSEY BANK, N.A.


                                          By:    /s/ Kevin Behan
                                                 ----------------------------
                                                 Name:  Kevin Behan
                                                 Title: Vice President